Exhibit 99.1

IMMEDIATE

Dana Holding Corporation Announces Second-Quarter 2016

Financial Results; Affirms Full-Year Guidance

Highlights

•	Sales of $1.55 billion

•	Net income attributable to Dana of $53 million

•	Diluted EPS of $0.36; diluted adjusted EPS of $0.53

•	Adjusted EBITDA of $178 million, providing a margin of 11.5 percent

•	Operating cash flow of $185 million; free cash flow of $108 million

•	Affirmed full-year guidance

•	Repurchased $53 million of common stock; 74 million shares repurchased or redeemed since program inception

•	Completed bond refinancing, extending maturity and lowering interest rate

•	Issued cash-flow revolver, improving available liquidity compared with prior asset-based facility

MAUMEE, Ohio, July 21, 2016 – Dana Holding Corporation (NYSE: DAN) today announced financial results for the second quarter of 2016.

Sales totaled $1.55 billion, compared with $1.61 billion in 2015. Dana’s Light Vehicle Driveline and Power Technologies business units posted combined currency-adjusted sales growth of $87 million, 10 percent higher than a year ago, driven by higher light-vehicle end-market demand in North America, Europe, and Asia, as well as new business gains. Foreign-currency translation lowered sales by $44 million. Currency-adjusted sales were lower by 1.3 percent in the second quarter of 2016, primarily due to weaker market demand in the commercial-vehicle and off-highway segments, as well as lower sales with a major North American commercial-vehicle customer.

Net income attributable to Dana for the second quarter of 2016 was $53 million, compared with $59 million a year ago. This year’s second quarter included a loss on extinguishment of debt of $17 million related to completion of a bond refinancing. Partially offsetting this charge was lower restructuring and income tax expense. Adjusted EBITDA for the second quarter of 2016 was $178 million, compared with $180 million in 2015, a 30 basis point margin improvement to 11.5 percent. Weaker international currencies reduced adjusted EBITDA by $6 million. Lower commercial-vehicle and off-highway sales were partially offset by stronger light-vehicle market demand and new business, resulting in a net sales volume reduction of $8 million. An improved year-over-year cost performance of $12 million helped to mitigate currency and volume-related impacts.

Reported diluted earnings per share were $0.36 in the second quarter of both 2016 and 2015, with a lower share count in 2016 offsetting lower net income in this year’s second quarter. Diluted adjusted earnings per share in the second quarter of 2016 were $0.53, compared with $0.48 in the same period last year, driven by the lower share count as a result of the share repurchase program.

Operating cash flow of $185 million net of capital spending of $77 million provided free cash flow for the quarter of $108 million, compared with $88 million in 2015. The improvement is primarily due to lower working capital requirements, partially offset by higher capital spending and net interest as a result of the timing of the bond refinancing.

Business Unit Performance

Light Vehicle Driveline Technologies

Sales were $669 million in the second quarter of 2016, compared with $641 million in 2015. Once again this quarter, stronger light-truck production in North America, Europe, and Asia, along with incremental new business and pricing actions, increased sales by $70 million, providing an organic growth rate of 11 percent. The effects of weaker foreign currencies lowered sales by $42 million.

Segment EBITDA was $71 million, an increase of $5 million or 8 percent higher than the second quarter of 2015, providing a margin of 10.6 percent, 30 basis points higher than last year, and 110 basis points better than this year’s first quarter. Higher end-market demand, new customer programs, and cost recoveries, which improved segment earnings by $12 million, were partially offset by $7 million of currency impact.

Commercial Vehicle Driveline Technologies

Sales were $349 million for 2016, compared with $431 million in 2015. Lower volumes reduced sales by $80 million, the majority of which is attributable to a higher market share with a key customer in the second quarter of last year.    Weaker Class 8 truck production in North America and weaker demand in Brazil this year were the primary factors contributing to the remaining decrease.

The commercial-vehicle segment EBITDA for the second quarter of 2016 was $32 million, $4 million lower than 2015, resulting in a margin of 9.2 percent. This was an increase of 80 basis points over last year, and 140 basis points over the first quarter of this year. Segment earnings were adversely impacted by $13 million due to lower sales levels and by $1 million as a result of weaker international currencies. Segment EBITDA in 2016 improved by $10 million, primarily from cost savings associated with the supplier-transition initiative completed in 2015 and the elimination of premium operating costs incurred in last year’s second quarter.

Off-Highway Driveline Technologies

Sales were $252 million in the second quarter of 2016, $27 million lower compared with 2015, primarily due to reduced global end-market demand. Segment EBITDA was $37 million, compared with $41 million a year ago, providing a 14.7 percent margin, equal to last year’s second quarter and 140 basis points higher than the first quarter of 2016. Favorable foreign currency effects of $3 million and improved cost performance tempered the impact of lower volume.

Power Technologies

Sales were $276 million, compared with $258 million in 2015. A stronger light-vehicle engine build in North America and Europe provided a benefit of $21 million with currency impact adding $1 million. This was partially offset by lower pricing and material cost recoveries of $4 million.

Segment EBITDA was $43 million, an increase of $4 million from the second quarter of 2015. Stronger light-vehicle production levels and new business were the primary drivers. The 15.6 percent margin performance in this year’s second quarter reflects a 50 basis point improvement over the same period last year, and a 220 basis point improvement from this year’s first quarter.

“The second quarter was a positive one for Dana and consistent with our expectations. We continue our trajectory toward achieving our objectives this year. Our Light Vehicle Driveline and Power Technologies businesses grew organically by 10 percent and improved margins. While we saw lower demand than the prior year in the commercial- and off-highway vehicle markets, this was expected,” said James Kamsickas, Dana president and CEO. “Our Commercial Vehicle Driveline business anticipated lower volumes and improved their margins for the second quarter in a row, while our Off-Highway Driveline business, once again, was able to maintain margins despite lower volume.”

2016 Full-Year Financial Targets

Dana has affirmed key financial guidance1:

•	Sales of $5.8 to $6.0 billion;

•	Adjusted EBITDA of $640 to $670 million;

•	Adjusted EBITDA as a percent of sales of 11.0 to 11.2 percent;

•	Diluted adjusted EPS of $1.65 to $1.75 (excluding the impact of share repurchases after June 30, 2016);

•	Cash flow from operations of $450 to 470 million;

•	Capital spending of $320 to $340 million; and

•	Free cash flow of $120 to $140 million.

[1]	Net income and diluted EPS guidance is not provided as discussed below in Non-GAAP Financial information

Recognition of Dana Innovation, Quality, and Customer Service

Dana continues to be recognized across all of its end markets for its innovation, quality, and customer satisfaction. During the quarter, Ford honored Dana’s Columbia, Missouri, Light Vehicle Driveline Technologies facility with a Gold Award at its 18th Annual World Excellence Awards. This award recognizes suppliers who demonstrate a strong commitment to quality, performance, and teamwork. It was the second consecutive year that the Columbia plant, which supplies drive axles for the Ford Explorer and Lincoln MKS vehicles, has received the highest recognition as a supplier to Ford.

Dana was also recognized by General Motors with a Silver Award at the GM Supplier IMPACT awards, which is given to suppliers who have excelled in top diversity spend.

In the commercial-vehicle market, Hino Motors Manufacturing, Inc., a Toyota Group company that assembles, sells, and services a lineup of Class 4-7 conventional and cab-over commercial trucks, honored three Dana facilities in the United States and India for 100 percent on-time delivery. Dana currently supplies driveshafts, companion flanges, and yokes to Hino, and the components are used on a range of Hino medium-duty trucks, as well as Toyota Tundra pickup trucks.

In addition, Dana earned the Spartan Diamond Award, presented by Spartan Motors, Inc. A distinction of supplier excellence, this award is one of only 14 given from more than a thousand suppliers and recognizes quality, on-time delivery, total cost control, and outstanding customer support.

In June, the company was named Best Battery Solution Provider of the Year by the China Decision Makers Consultancy (CDMC). The honor is in recognition of Dana’s research and contributions to thermal-management technologies for hybrid-electric vehicles and battery-electric vehicles. Dana has a strong history of innovation in thermal-management technologies for all types of vehicles.

Dana’s customers have also benefitted from working collaboratively to provide market-leading innovation. Recently, Manitou Group received a gold medal in the Innovation for Business category during the 10th annual Trophées des Achats ceremony in Paris. The company was recognized for its collaboration with Dana on the Manitou MLT960 Eco-Booster 6-tonne telehandler for the off-highway market featuring Dana’s Spicer® PowerBoost® hydraulic-hybrid powertrain technology. This award demonstrates how a shared vision for developing advanced technologies can help to achieve new levels of efficiency and provide innovation for the marketplace that not only optimizes performance, but minimizes total cost of ownership and the impact to the environment.

Mahindra & Mahindra honored Dana’s sealing products joint venture in India with two awards of distinction – the Accepting No Limits Award and a Recognition Award – for collaboration and development of a cylinder head gasket for Mahindra’s Dhruv Engine program, which is part of its Yuvo Series Tractor.

Share Repurchase Program

During the second quarter of 2016, the company completed $53 million of share repurchases, and since inception of the program in late 2012, the company has repurchased or redeemed the equivalent of 74 million common shares, returning more than $1.4 billion to shareholders. The remaining availability under its current authorization is $219 million.

Dana to Host Conference Call at 9 a.m. Today

Dana will discuss its second-quarter results in a conference call at 9 a.m. EDT today. Participants may listen to the conference call via audio streaming online or telephone. Slide viewing is available via Dana’s investor website: www.dana.com/investors. U.S. and Canadian locations should dial 1-888-311-4590 and international locations should call 1-706-758-0054. Please enter conference I.D. 45186845 and ask for the “Dana Holding Corporation Financial Webcast and Conference Call.” Phone registration will be available starting at 8:30 a.m.

An audio recording of the webcast will be available after 5 p.m. today by dialing 1-855-859-2056 (U.S. or Canada) or 1-404-537-3406 (international) and entering conference I.D. 45186845. A webcast replay will be available after 5 p.m. today, and may be accessed via Dana’s investor website.

Non-GAAP Financial Information

This release refers to adjusted EBITDA, a non-GAAP financial measure, which we have defined as net income before interest, taxes, depreciation, amortization, equity grant expense, restructuring expense and other adjustments not related to our core operations (gain/loss on debt extinguishment, pension settlements, divestitures, impairment, etc.). Adjusted EBITDA is a primary driver of cash flows from operations and a measure of our ability to maintain and continue to invest in our operations and provide shareholder returns. Adjusted EBITDA should not be considered a substitute for income before income taxes, net income or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Diluted adjusted EPS is a non-GAAP financial measure, which we have defined as adjusted net income divided by adjusted diluted shares. We define adjusted net income as net income attributable to the parent company, excluding any nonrecurring income tax items, restructuring charges, amortization expense and other adjustments not related to our core operations (as used in adjusted EBITDA), net of any associated income tax effects. We define adjusted diluted shares as diluted shares as determined in accordance with GAAP based on adjusted net income. This measure is considered useful for purposes of providing investors, analysts and other interested parties with an indicator of ongoing financial performance that provides enhanced comparability to EPS reported by other companies. Diluted adjusted EPS is neither intended to represent nor be an alternative measure to diluted EPS reported under GAAP.

Free cash flow is a non-GAAP financial measure, which we have defined as cash provided by (used in) operating activities, less purchases of property, plant and equipment. We believe this measure is useful to investors in evaluating the operational cash flow of the company inclusive of the spending required to maintain the operations. Free cash flow is neither intended to represent nor be an alternative to the measure of net cash provided by (used in) operating activities reported under GAAP. Free cash flow may not be comparable to similarly titled measures reported by other companies.

The accompanying financial information provides reconciliations of adjusted EBITDA, diluted adjusted EPS and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP. We have not provided a reconciliation of our adjusted EBITDA and diluted adjusted EPS outlook to the most comparable GAAP measures of net income and diluted EPS. Providing net income and diluted EPS guidance is potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items that are included in net income and diluted EPS, including restructuring actions, asset impairments and income tax valuation adjustments. The accompanying reconciliations of these non-GAAP measures with the most comparable GAAP measures for the historical periods presented are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

Please reference the “Non-GAAP financial information” accompanying our quarterly earnings conference call presentations on our website at www.dana.com/investors for our GAAP results and the reconciliations of these measures, where used, to the comparable GAAP measures.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,”

“plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Holding Corporation

Dana is a global leader in the supply of highly engineered driveline, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs approximately 23,000 people in 25 countries on six continents. In 2015, Dana generated sales of $6.06 billion. For more information, please visit dana.com.

###

Media Contact:	Jeff Cole
+1-419-887-3535
jeff.cole@dana.com

Investor Contact:	Craig Barber
+1-419-887-5166
craig.barber@dana.com

DANA HOLDING CORPORATION

Consolidated Statement of Operations (Unaudited)

For the Three Months Ended June 30, 2016 and 2015

	Three Months Ended
(In millions except per share amounts)	June 30,
	2016	2015
Net sales	$1,546	$1,609
Costs and expenses
Cost of sales	1,313	1,373
Selling, general and administrative expenses	106	101
Amortization of intangibles	2	4
Restructuring charges, net	5	11
Loss on extinguishment of debt	(17)
Other income, net	7	4

Income before interest expense and income taxes	110	124
Interest expense	30	27

Income before income taxes	80	97
Income tax expense	29	36
Equity in earnings of affiliates	4	2

Net income	55	63
Less: Noncontrolling interests net income	2	4

Net income attributable to the parent company	$53	$59

Net income per share attributable to the parent company
Basic	$0.36	$0.36
Diluted	$0.36	$0.36
Weighted-average shares outstanding - Basic	146.6	162.1
Weighted-average shares outstanding - Diluted	147.0	163.2
Cash dividends declared per share	$0.06	$0.06

DANA HOLDING CORPORATION

Consolidated Statement of Operations (Unaudited)

For the Six Months Ended June 30, 2016 and 2015

	Six Months Ended
(In millions except per share amounts)	June 30,
	2016	2015
Net sales	$2,995	$3,217
Costs and expenses
Cost of sales	2,563	2,753
Selling, general and administrative expenses	204	201
Amortization of intangibles	4	9
Restructuring charges, net	6	12
Loss on extinguishment of debt	(17)	(2)
Other income, net	8	16

Income before interest expense and income taxes	209	256
Interest expense	57	55

Income before income taxes	152	201
Income tax expense	53	67
Equity in earnings of affiliates	4	3

Net income	103	137
Less: Noncontrolling interests net income	5	15

Net income attributable to the parent company	$98	$122

Net income per share attributable to the parent company
Basic	$0.66	$0.75
Diluted	$0.66	$0.74
Weighted-average shares outstanding - Basic	148.0	163.4
Weighted-average shares outstanding - Diluted	148.4	164.6
Cash dividends declared per share	$0.12	$0.11

DANA HOLDING CORPORATION

Consolidated Statement of Comprehensive Income (Unaudited)

For the Three Months Ended June 30, 2016 and 2015

	Three Months Ended
(In millions)	June 30,
	2016	2015
Net income	$55	$63
Less: Noncontrolling interests net income	2	4

Net income attributable to the parent company	53	59

Other comprehensive income (loss) attributable to the parent company, net of tax:
Currency translation adjustments	(24)	14
Hedging gains and losses	(13)	3
Investment and other gains and losses	1	(1)
Defined benefit plans	6	7

Other comprehensive income (loss) attributable to the parent company	(30)	23

Other comprehensive income (loss) attributable to noncontrolling interests, net of tax:
Currency translation adjustments		(2)

Other comprehensive loss attributable to noncontrolling interests	—	(2)

Total comprehensive income attributable to the parent company	23	82
Total comprehensive income attributable to noncontrolling interests	2	2

Total comprehensive income	$25	$84

DANA HOLDING CORPORATION

Consolidated Statement of Comprehensive Income (Unaudited)

For the Six Months Ended June 30, 2016 and 2015

	Six Months Ended
(In millions)	June 30,
	2016	2015
Net income	$103	$137
Less: Noncontrolling interests net income	5	15

Net income attributable to the parent company	98	122

Other comprehensive income (loss) attributable to the parent company, net of tax:
Currency translation adjustments	5	(85)
Hedging gains and losses	(10)	2
Investment and other gains and losses	3
Defined benefit plans	13	23

Other comprehensive income (loss) attributable to the parent company	11	(60)

Other comprehensive income (loss) attributable to noncontrolling interests, net of tax:
Currency translation adjustments	1	(2)
Defined benefit plans		1

Other comprehensive income (loss) attributable to noncontrolling interests	1	(1)

Total comprehensive income attributable to the parent company	109	62
Total comprehensive income attributable to noncontrolling interests	6	14

Total comprehensive income	$115	$76

DANA HOLDING CORPORATION

Consolidated Balance Sheet (Unaudited)

As of June 30, 2016 and December 31, 2015

(In millions except share and per share amounts)	June 30,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$745	$791
Marketable securities	164	162
Accounts receivable
Trade, less allowance for doubtful accounts of $5 in 2016 and 2015	808	673
Other	129	115
Inventories	666	625
Other current assets	125	108

Total current assets	2,637	2,474
Goodwill	88	80
Intangibles	110	102
Other noncurrent assets	344	353
Investments in affiliates	147	150
Property, plant and equipment, net	1,241	1,167

Total assets	$4,567	$4,326

Liabilities and equity
Current liabilities
Notes payable, including current portion of long-term debt	$31	$22
Accounts payable	843	712
Accrued payroll and employee benefits	140	145
Taxes on income	30	19
Other accrued liabilities	193	193

Total current liabilities	1,237	1,091
Long-term debt, less debt issuance costs of $23 in 2016 and $21 in 2015	1,637	1,553
Pension and postretirement obligations	510	521
Other noncurrent liabilities	345	330

Total liabilities	3,729	3,495

Commitments and contingencies
Parent company stockholders’ equity
Preferred stock, 50,000,000 shares authorized, $0.01 par value, no shares outstanding	—	—
Common stock, 450,000,000 shares authorized, $0.01 par value, 143,732,969 and 150,068,040 shares outstanding	2	2
Additional paid-in capital	2,317	2,311
Accumulated deficit	(330)	(410)
Treasury stock, at cost (6,759,923 and 23,963 shares)	(83)	(1)
Accumulated other comprehensive loss	(1,163)	(1,174)

Total parent company stockholders’ equity	743	728
Noncontrolling equity	95	103

Total equity	838	831

Total liabilities and equity	$4,567	$4,326

DANA HOLDING CORPORATION

Consolidated Statement of Cash Flows (Unaudited)

For the Three Months Ended June 30, 2016 and 2015

	Three Months Ended
(In millions)	June 30,
	2016	2015
Operating activities
Net income	$55	$63
Depreciation	43	39
Amortization of intangibles	2	4
Amortization of deferred financing charges	1	1
Call premium on senior notes	12
Write off of deferred financing costs	5
Earnings of affiliates, net of dividends received	1	8
Stock compensation expense	5	5
Deferred income taxes	1	(3)
Pension contributions, net	(2)	(4)
Change in working capital	63	33
Other, net	(1)	2

Net cash provided by operating activities (1)	185	148

Investing activities
Purchases of property, plant and equipment (1)	(77)	(60)
Purchases of marketable securities	(13)	(15)
Proceeds from sales of marketable securities	1	2
Proceeds from maturities of marketable securities	14	10
Other	(1)	(1)

Net cash used in investing activities	(76)	(64)

Financing activities
Net change in short-term debt	1	(3)
Proceeds from long-term debt	409
Repayment of long-term debt	(352)	(2)
Call premium on senior notes	(12)
Deferred financing payments	(10)
Dividends to common stockholders	(9)	(18)
Distributions paid to noncontrolling interests	(2)	(2)
Repurchases of common stock	(53)	(63)
Other	1	3

Net cash used in financing activities	(27)	(85)

Net increase (decrease) in cash and cash equivalents	82	(1)
Cash and cash equivalents - beginning of period	669	885
Effect of exchange rate changes on cash balances	(6)	10

Cash and cash equivalents - end of period	$745	$894

(1)	Free cash flow of $108 in 2016 and $88 in 2015 is the sum of net cash provided by operating activities reduced by the purchases of property, plant and equipment.

DANA HOLDING CORPORATION

Consolidated Statement of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2016 and 2015

	Six Months Ended
(In millions)	June 30,
	2016	2015
Operating activities
Net income	$103	$137
Depreciation	84	78
Amortization of intangibles	4	10
Amortization of deferred financing charges	2	2
Call premium on senior notes	12	2
Write off of deferred financing costs	5	1
Earnings of affiliates, net of dividends received	3	9
Stock compensation expense	7	8
Deferred income taxes	5	2
Pension contributions, net	(9)	(9)
Change in working capital	(65)	(108)
Other, net	7	(4)

Net cash provided by operating activities (1)	158	128

Investing activities
Purchases of property, plant and equipment (1)	(148)	(122)
Acquisition of business	(18)
Purchases of marketable securities	(25)	(26)
Proceeds from sales of marketable securities	4	12
Proceeds from maturities of marketable securities	22	16
Other	(3)	(3)

Net cash used in investing activities	(168)	(123)

Financing activities
Net change in short-term debt	12	3
Repayment of letters of credit		(4)
Proceeds from long-term debt	441	18
Repayment of long-term debt	(376)	(58)
Call premium on senior notes	(12)	(2)
Deferred financing payments	(10)
Dividends paid to common stockholders	(18)	(18)
Distributions to noncontrolling interests	(3)	(3)
Repurchases of common stock	(81)	(126)
Other		1

Net cash used in financing activities	(47)	(189)

Net decrease in cash and cash equivalents	(57)	(184)
Cash and cash equivalents - beginning of period	791	1,121
Effect of exchange rate changes on cash balances	11	(43)

Cash and cash equivalents - end of period	$745	$894

(1)	Free cash flow of $10 in 2016 and $6 in 2015 is the sum of net cash provided by operating activities reduced by the purchases of property, plant and equipment.

DANA HOLDING CORPORATION

Segment Sales and Segment EBITDA (Unaudited)

For the Three Months Ended June 30, 2016 and 2015

	Three Months Ended
(In millions)	June 30,
	2016	2015
Sales
Light Vehicle	$669	$641
Commercial Vehicle	349	431
Off-Highway	252	279
Power Technologies	276	258

Total Sales	$1,546	$1,609

Segment EBITDA
Light Vehicle	$71	$66
Commercial Vehicle	32	36
Off-Highway	37	41
Power Technologies	43	39

Total Segment EBITDA	183	182
Corporate expense and other items, net	(5)	(2)

Adjusted EBITDA	$178	$180

DANA HOLDING CORPORATION

Segment Sales and Segment EBITDA (Unaudited)

For the Six Months Ended June 30, 2016 and 2015

	Six Months Ended
(In millions)	June 30,
	2016	2015
Sales
Light Vehicle	$1,282	$1,278
Commercial Vehicle	682	864
Off-Highway	493	563
Power Technologies	538	512

Total Sales	$2,995	$3,217

Segment EBITDA
Light Vehicle	$129	$130
Commercial Vehicle	58	71
Off-Highway	69	80
Power Technologies	78	77

Total Segment EBITDA	334	358
Corporate expense and other items, net	(8)	(2)

Adjusted EBITDA	$326	$356

DANA HOLDING CORPORATION

Reconciliation of Segment and Adjusted EBITDA

to Net Income (Unaudited)

For the Three Months Ended June 30, 2016 and 2015

(In millions)	Three Months Ended June 30,
	2016	2015
Segment EBITDA	$183	$182
Corporate expense and other items, net	(5)	(2)

Adjusted EBITDA	178	180
Depreciation	(43)	(39)
Amortization of intangibles	(2)	(4)
Restructuring	(5)	(11)
Stock compensation expense	(5)	(5)
Strategic transaction expenses	(1)	(1)
Other items	1
Amounts attributable to previously divested/closed operations	2
Loss on extinguishment of debt	(17)
Interest expense, net	(28)	(23)

Income before income taxes	80	97
Income tax expense	29	36
Equity in earnings of affiliates	4	2

Net income	$55	$63

DANA HOLDING CORPORATION

Reconciliation of Segment and Adjusted EBITDA

to Net Income (Unaudited)

For the Six Months Ended June 30, 2016 and 2015

(In millions)	Six Months Ended June 30,
	2016	2015
Segment EBITDA	$334	$358
Corporate expense and other items, net	(8)	(2)

Adjusted EBITDA	326	356
Depreciation	(84)	(78)
Amortization of intangibles	(4)	(10)
Restructuring	(6)	(12)
Stock compensation expense	(7)	(8)
Strategic transaction expenses	(3)	(2)
Other items	(3)
Distressed supplier costs	(1)
Amounts attributable to previously divested/closed operations	3
Gain on derecognition of noncontrolling interest		5
Loss on extinguishment of debt	(17)	(2)
Interest expense, net	(52)	(48)

Income before income taxes	152	201
Income tax expense	53	67
Equity in earnings of affiliates	4	3

Net income	$103	$137

DANA HOLDING CORPORATION

Diluted Adjusted EPS (Unaudited)

For the Three Months Ended June 30, 2016 and 2015

(In millions except per share amounts)
	Three Months Ended June 30,
	2016	2015
Net income attributable to parent company	$53	$59
Items impacting income before income taxes:
Restructuring charges	5	11
Amortization of intangibles	2	4
Loss on extinguishment of debt	17
Other items	(1)
Items impacting income taxes:
Net Income tax benefit on items above	(1)	(5)
Nonrecurring income tax expense	3	10

Adjusted net income	$78	$79

Diluted shares - as reported	147	163

Adjusted diluted shares	147	163

Diluted adjusted EPS	$0.53	$0.48

DANA HOLDING CORPORATION

Diluted Adjusted EPS (Unaudited)

For the Six Months Ended June 30, 2016 and 2015

(In millions except per share amounts)
	Six Months Ended June 30,
	2016	2015
Net income attributable to parent company	$98	$122
Items impacting income before income taxes:
Restructuring charges	6	12
Amortization of intangibles	4	10
Loss on extinguishment of debt	17	2
Other items		1
Items impacting income taxes:
Net Income tax benefit on items above	(2)	(7)
Nonrecurring income tax expense	6	18
Items impacting noncontrolling interests net income:
Gain on derecognition of noncontrolling interest		(5)
Correction of prior period understatement of noncontrolling interest		9

Adjusted net income	$129	$162

Diluted shares - as reported	148	165

Adjusted diluted shares	148	165

Diluted adjusted EPS	$0.87	$0.98